EXHIBIT 3.6

CERTIFICATE OF TRUST
OF
HIGHER EDUCATION FUNDING I

     This Certificate of Trust of Higher Education Funding I (the “Trust”) is being duly executed and filed by The Bank of New York (Delaware), as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C § 3801 et seq.) (the “Act”).

     1. Name: The name of the statutory trust formed hereby is Higher Education Funding I.

     2. Delaware Trustee: The name and business address of the trustee of the Trust in the State of Delaware is The Bank of New York (Delaware), 502 White Clay Center, Route, 273, Newark, Delaware 19711, Attention: Corporate Trust Administration.

     3. Effective Date: This Certificate of Trust shall be effective upon its filing with the Secretary of State of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Trust in accordance with Section 3811(a) of the Act.

THE BANK OF NEW YORK (DELAWARE), not in its individual capacity but solely as trustee.

By	/s/ Patrick Burns
Name	Patrick Burns
Title	Senior Vice President